Exhibit 99.1

PLEASE CONTACT:

Tere Miller

Vice President,

Corporate Communications

760-741-2111 ext. 177

REALTY INCOME REPORTS THIRD QUARTER AND
NINE MONTH OPERATING RESULTS

ESCONDIDO, CALIFORNIA, October 30, 2003...Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) announces operating results for the third quarter and nine months ended September 30, 2003.

COMPANY HIGHLIGHTS:
(for the three months ended September 30, 2003)

•                  Revenue increased 6.2% to $37.6 million compared to the same period in 2002

•                  Funds from Operations available to common stockholders (FFO) increased 3.3% to $25.1 million

•                  FFO per diluted common share increased 2.9% to $0.72 per share

•                  Same store rents increased 1.4% to $31.0 million

•                  Portfolio occupancy increased to 98.9%

•                  Invested $53.0 million in 22 additional properties

•                  Increased the monthly dividend amount for the 24th consecutive quarter to an annual rate of $2.385 per share

•                  Paid the 398th consecutive monthly dividend through September 2003

Financial Results

Revenue Increases

Realty Income’s revenue for the quarter ended September 30, 2003 increased 6.2% to $37.6 million as compared to $35.4 million for the same quarter ended September 30, 2002.

Revenue for the nine months ended September 30, 2003 increased 7.8% to $109.3 million from $101.4 million for the same period in 2002.

FFO Available to Common Stockholders

FFO for the quarter ended September 30, 2003 increased 3.3% to $25.1 million as compared to $24.3 million for the same quarter in 2002. FFO per diluted common share increased 2.9% to $0.72 per share compared to $0.70 per share for the same period in 2002.

FFO for the nine months ended September 30, 2003 increased 5.4% to $72.5 million as compared to $68.8 million for the same period in 2002. FFO per diluted common share increased 1.5% to $2.07 per share from $2.04 per share for the same period in 2002.

The Company considers FFO to be an appropriate supplemental measure of a Real Estate Investment Trust’s (REITs) operating performance as it is based on net income analyses of property portfolio performance that excludes non-cash items such as depreciation. FFO is an alternative non-GAAP measure that is also considered to be a good indicator of a company’s ability to pay dividends.  (See reconciliation of net income available to common stockholders to FFO on page seven.)

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended September 30, 2003 was $17.9 million as compared to $19.4 million for the same period in 2002. On a diluted per common share basis, net income for the quarter ended September 30, 2003 was $0.51 per share compared to $0.56 per share for the same period in 2002.

The calculation to determine net income for a real estate company includes gains and losses from the sale of investment properties. The amount of gains and losses varies from quarter to quarter according to the timing of property sales. This variance can significantly impact net income.

Excluding the gain on sales of investment properties and income from discontinued operations during the third quarter of each year, income from operations available to common stockholders increased by $0.02 to $0.48 per share in 2003 as compared to $0.46 per share for the same quarter in 2002, on a diluted per common share basis.

Net income available to common stockholders for the nine months ended September 30, 2003 was $51.7 million as compared to $51.3 million for the same period in 2002. On a diluted per common share basis, net income was

$1.47 per share as compared to $1.52 per share for the same period one year ago.

Excluding the gain on sales of investment properties and income from discontinued operations during the first nine months of each year, income from operations available to common stockholders increased by $0.05 to $1.36 per share in 2003 as compared to $1.31 per share for the same period in 2002, on a diluted per common share basis.

Dividend Information

In September 2003, Realty Income announced the 24th consecutive quarterly increase in the amount of the monthly dividend on its common stock. This marked the 26th increase in the amount of the dividend since the Company’s listing on the New York Stock Exchange in 1994. Through September 2003, the Company has paid 398 consecutive dividends throughout its 34-year operating history. The monthly dividend amount was increased to $0.19875 per share from $0.1975 per share for an annualized dividend amount of $2.385 per share. The Company continues its 33-year history of declaring and paying common stock dividends every month.

Real Estate Portfolio Update

As of September 30, 2003, Realty Income’s portfolio of freestanding, single-tenant, retail properties consisted of 1,254 properties located in 48 states, leased to 84 retail chains doing business in 28 retail industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 10.9 years.

Portfolio Management Activities

The Company’s portfolio of retail real estate, owned primarily under 15- to 20-year net leases, continues to perform well and provide dependable lease revenue supporting the payment of monthly dividends. As of September 30, 2003, portfolio occupancy was 98.9% with only 14 properties available for lease out of 1,254 properties in the portfolio.

Same store rents on 1,024 properties under lease during the three months ended September 30, 2003 and 2002 increased 1.4% to $31.00 million from $30.57 million. Same store rents on 1,024 properties under lease during the nine months ended September 30, 2003 and 2002 increased 1.2% to $92.29 million compared to $91.22 million in 2002.

Property Acquisitions

During the third quarter, Realty Income and its Crest Net Lease, Inc. subsidiary invested $53.0 million in 22 new properties and properties under development. Realty Income invested $27.1 million in 11 new properties with an initial average contractual lease yield of 10.0%. The properties are located in seven states and are 100% leased under net-lease agreements with an initial average lease length of 18.6 years. They are leased to five different retail chains in four industries: (automotive collision service, convenience store, equipment rental service and grocery store). Crest Net Lease invested $25.9 million in 11 new properties and properties under development.

During the nine months ended September 30, 2003, Realty Income and its Crest Net Lease, Inc. subsidiary invested $124.3 million in 91 new properties and properties under development. Realty Income invested $94.7 million in 78 properties with an initial average contractual lease yield of 10.7%. The properties are located in 13 states and are 100% leased under net-lease agreements with an initial average lease length of 19.9 years. They are leased to 12 different retail chains in eight industries: (automotive collision service, automotive service, convenience store, equipment rental service, grocery store, restaurant, sporting goods and travel plaza). Crest Net Lease invested $29.6 million in 13 new properties and properties under development.

After the close of the third quarter, Realty Income announced that it had acquired 114 convenience store properties from The Pantry, Inc. for $94.5 million. The Company is also negotiating the acquisition of approximately $135 million in additional properties that are anticipated to close sometime during the fourth quarter.  Realty Income further disclosed it is considering the issuance of additional public securities to permanently fund this acquisition.

Property Dispositions

Realty Income continues to successfully execute its asset disposition program. The objective of the program is to sell assets when the Company believes the reinvestment of the sales proceeds will generate higher returns, enhance the credit quality of the Company’s real estate portfolio or increase the average lease length.

During the third quarter of 2003, Realty Income sold seven properties for $4.0 million, which resulted in a gain on sales of $1.1 million. The properties sold consisted of: four childcare properties, two restaurants, and one automotive service location. The proceeds were used to pay down the Company’s acquisition credit facility and invest in new properties.

During the nine months ended September 30, 2003, Realty Income sold 21 properties for $13.7 million, which resulted in a gain on sales of $3.8 million. The properties consisted of: 10 childcare properties, seven restaurants, two home improvement stores, one automotive service location and one other property.

Other Activities

Issuance of Common Stock

In October 2003, Realty Income issued 2.5 million shares of common stock priced at $40.59 per share. The net proceeds from the offering of approximately $96.3 million were used to repay a portion of the amount outstanding on the Company’s $250 million unsecured acquisition credit facility. The number of common shares outstanding after the issuance of common stock was 37,524,427.

Acquisition of 114 Convenience Store Properties

On October 17, 2003, the Company announced the closing of a transaction to acquire 114 convenience store properties from The Pantry, Inc. (NASDAQ:PTRY) for $94.5 million, of which $25 million was added to Crest Net’s inventory. Realty Income acquired the properties under 20-year, triple-net lease agreements in a sale-leaseback transaction that provided The Pantry with a portion of the required financing to purchase Golden Gallon stores from Ahold, USA, a subsidiary of Royal Ahold, NV (NYSE:AHO). The average store size is approximately 2,700 leasable square feet on 1.14 acres of land with an average cost of approximately $829,000. In addition, these are seasoned, profitable stores with an average 14-year operating history. Upon completion of the Golden Gallon acquisition, The Pantry’s market presence will significantly increase to approximately 1,400 stores in ten southeastern states.

Crest Net Lease

Crest Net Lease, Inc. is a wholly-owned subsidiary of Realty Income focused on acquiring and subsequently marketing net-leased properties for sale. During the third quarter ended September 30, 2003, Crest sold one property for $2.8 million and reported a gain on sales of $316,000. During the quarter Crest also invested $25.9 million in new properties and properties under development.

For the first nine months ended September 30, 2003, Crest sold four properties for $7.1 million and reported a gain on sales of $888,000. During this period Crest also invested $29.6 million in 13 new properties and properties under development. As of the end of the third quarter, Crest carried an inventory of $28.1 million in properties held for sale. As a result of the increase in Crest’s inventory, the Company anticipates accelerated contributions to Realty Income’s FFO over the next several quarters.

Management’s goal is for Crest to carry an average inventory of approximately $20 to $25 million in properties. The subsidiary generates an earnings spread on the difference between the lease payments it receives on the properties held in inventory and the cost of the capital used to acquire the properties. It is management’s belief that at this level of inventory earnings will more than cover the ongoing operating expenses of Crest.

The contribution to Realty Income’s FFO depends on the timing and the number of property sales, if any, in a given quarter. During the third quarter and first nine months of 2003, Crest generated $224,000 and $467,000 or $0.01 and $0.01, respectively, per diluted common share in FFO for Realty Income as compared to $677,000 and $1.9 million, or $0.02 and $0.06 respectively, per diluted common share during the same period in 2002.

CEO Comments on Year-to-Date Operating Results

Commenting on Realty Income’s financial results and real estate operations, Tom A. Lewis, Chief Executive Officer stated, “We are pleased to once again report solid results for the third quarter and year-to-date operations of the Company. As previously announced we are on track to significantly exceed our earlier projection of $150 million in new acquisitions during the year and have already closed on $94.5 million in new property acquisitions during the fourth quarter, bringing our year-to-date acquisitions to over $218 million. Our ability to quickly analyze and commit to a large transaction without numerous financing contingencies, as well as our ability to perform in accordance with our tenant’s needs, are significant advantages in today’s increasingly competitive acquisition environment. These competitive advantages are the primary reason for our ongoing success in new property acquisitions.

“By acquiring additional properties and increasing the size of our real estate portfolio, the lease revenue supporting the payment of dividends has continued to increase. This has allowed us to increase the amount of the dividend three times this year and for 24 consecutive quarters since 1997. Throughout our operating history, we have paid 398 consecutive monthly dividends to our shareholders. In addition, our portfolio of 1,254 properties remains extremely healthy with occupancy at 98.9% and both revenue and FFO per share were higher as a result of continued increases in our same store rents and recent property acquisitions. The continued strength of our core portfolio is important to our shareholders as it contributes to the reliability and safety of the monthly dividend.”

Earnings Commentary

Realty Income’s funds from operations have historically tended to be stable and fairly predictable because of the long-term leases that are the primary source of the Company’s revenue. There are, however, several factors that can cause FFO per common share to vary from levels that have been anticipated by the Company. These factors include, but are not limited to, changes in interest rates, occupancy rates, periodically accessing the capital markets, the level and timing of property acquisitions and dispositions, lease rollovers, the general real estate market, the economy, and the operations of Crest Net Lease.

2003 Estimates

Management estimates that FFO per common share for 2003 should range from $2.85 to $2.87 per share, which would equate to an increase of approximately 3.3% to 4.0% over the Company’s 2002 adjusted FFO per share of $2.76. These revised 2003 estimates include the addition of impairment charges of $570,000, or 1.6 cents per share that the Company has included in its FFO calculations in order to comply with recent changes in the Securities and Exchange Commission’s reporting requirements. The 2002 FFO includes charges for impairment of $1.3 million, or 3.9 cents per share. FFO for 2003 is based on an estimated diluted net income per share range of $2.07 to $2.09 adjusted (in accordance with the National Association of Real Estate Investment Trust’s (NAREIT) definition of FFO) for real estate depreciation of $0.96 and gain on sales of investment properties of $0.18.

Management estimates that Crest Net Lease, Inc. will generate between $0.06 and $0.08 per share of FFO during 2003. These revised estimates are due to increased inventory and projected property sales throughout the remainder of the year. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

2004 Estimates

Management estimates that FFO per common share for 2004 should range from $3.03 to $3.09, which would equate to an increase of approximately 6% to 8% over the mid-point of the Company’s 2003 projected FFO per share of between $2.85 to $2.87 per share. FFO for 2004 is based on an estimated diluted net income per share range of $2.02 to $2.08 adjusted (in accordance with the National Association of Real Estate Investment Trust’s (NAREIT) definition of FFO) for real estate depreciation of $1.18 and gain on sales of investment properties of $0.17.

Management estimates that Crest Net Lease could contribute between $0.10 to $0.12 per share to Realty Income’s FFO during 2004. Crest’s primary business is the purchase and sale of properties for a profit. These sales may occur at various times during the course of the year, which could cause FFO, in certain quarters, to fluctuate from normal levels.

The Company does not intend to provide quarterly estimates of FFO. Absent changes in annual FFO guidance at the end of each quarter, it may be presumed that the Company’s overall estimate for the year has not changed.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of September 30, 2003, the Company had paid 398 consecutive monthly dividends throughout its 34-year operating history. The monthly income is supported by the cash flow from over 1,254 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

Note to Editors: Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the internet at http://www.realtyincome.com/Investing/News.html

CONSOLIDATED STATEMENTS OF INCOME
For the three and nine months ended September 30, 2003 and 2002
(dollars in thousands, except per share amounts)

	Three Months Ended 9/30/03	Three Months Ended 9/30/02	Nine Months Ended 9/30/03	Nine Months Ended 9/30/02
REVENUE
Rental	$37,055	$34,195	$108,057	$98,693
Gain on sales of real estate acquired for resale	316	969	888	2,460
Interest and other	219	214	345	295

	37,590	35,378	109,290	101,448
EXPENSES
Interest	6,660	5,919	19,243	17,327
Depreciation and amortization	8,272	7,750	24,419	22,300
General and administrative	2,637	2,302	8,091	7,050
Property	666	760	1,884	1,882
Income taxes	238	503	660	1,389

	18,473	17,234	54,297	49,948

Income from operations	19,117	18,144	54,993	51,500
Gain on sales of investment properties	—	—	—	340

Income from continuing operations	19,117	18,144	54,993	51,840
Income from discontinued operations	1,212	3,676	3,959	6,719

Net income	20,329	21,820	58,952	58,559
Preferred stock dividends	(2,428)	(2,428)	(7,285)	(7,284)

Net income available to common stockholders	$17,901	$19,392	$51,667	$51,275

Funds from operations available to common stockholders (FFO)	$25,088	$24,253	$72,493	$68,794

Per share information for common stockholders:
FFO, basic from:
FFO before Crest Net contribution	$0.71	$0.68	$2.06	$1.99
Crest Net Lease	0.01	0.02	0.01	0.06
Total FFO	$0.72	$0.70	$2.07	$2.05
FFO, diluted from:
FFO before Crest Net contribution	$0.71	$0.68	$2.06	$1.99
Crest Net Lease	0.01	0.02	0.01	0.06
Total FFO	$0.72	$0.70	$2.07	$2.04
Income from operations
Basic	$0.48	$0.46	$1.36	$1.32
Diluted	0.48	0.46	1.36	1.31
Net income
Basic	0.51	0.56	1.48	1.53
Diluted	0.51	0.56	1.47	1.52
Cash dividends paid	0.593	0.578	1.766	1.721

FUNDS FROM OPERATIONS

For the three and nine months ended September 30, 2003 and 2002

(dollars in thousands, except per share amounts)

	Three Months Ended 9/30/03	Three Months Ended 9/30/02	Nine Months Ended 9/30/03	Nine Months Ended 9/30/02

Net income available to common stockholders	$17,901	$19,392	$51,667	$51,275
Depreciation and amortization:
Continuing operations	8,272	7,750	24,419	22,300
Discontinued operations	52	214	318	807
Depreciation of furniture, fixtures & equipment	(29)	(37)	(87)	(104)
Gain on sales of investment properties:
Continuing operations	—	—	—	(340)
Discontinued operations	(1,108)	(3,066)	(3,824)	(5,144)

Funds from operations available to common stockholders	$25,088	$24,253	$72,493	$68,794

Dividends paid to common stockholders	$20,751	$19,839	$61,812	$57,773

FFO in excess of dividends	$4,337	$4,414	$10,681	$11,021

FFO per common share:
Basic	$0.72	$0.70	$2.07	$2.05
Diluted	$0.72	$0.70	$2.07	$2.04
Weighted average number of common shares used for computation per share:
Basic	35,021,934	34,482,522	34,998,993	33,617,736
Diluted	35,072,731	34,538,007	35,046,352	33,671,335

FUNDS FROM OPERATIONS GENERATED BY CREST NET LEASE

For the three and nine months ended September 30, 2003 and 2002

(dollars in thousands, except per share amounts)

Gains from the sales of real estate acquired for resale	$316	$969	$888	$2,460
Rent and other revenue	211	305	440	1,261
Interest expense	(82)	(99)	(231)	(319)
General and administrative expense	(93)	(56)	(336)	(340)
Property expenses	(4)	(63)	(19)	(104)
Income taxes	(124)	(379)	(275)	(1,017)
Funds from operations contributed by Crest Net	$224	$677	$467	$1,941
FFO per common share, basic and diluted	$0.01	$0.02	$0.01	$0.06

Total FFO	$25,088	$24,253	$72,493	$68,794
Less FFO contributed by Crest Net	(224)	(677)	(467)	(1,941)
FFO before Crest Net contribution	$24,864	$23,576	$72,026	$66,853
FFO before Crest Net contribution per common share, basic and diluted	$0.71	$0.68	$2.06	$1.99

We define FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains and increased by losses on (i) sales of investment property and (ii) extraordinary items.

HISTORICAL FFO COMPONENTS

	2003	2002	2001	2000

For the three months ended September 30,

Net income available to common stockholders	$17,901	$19,392	$14,758	$9,923
Depreciation and amortization	8,295	7,927	7,205	6,882
Gain on sales	(1,108)	(3,066)	(2,806)	(231)

FFO	$25,088	$24,253	$19,157	$16,574

Total FFO per diluted share	$0.72	$0.70	$0.64	$0.62

FFO components, per diluted share:
FFO before Crest Net’s contribution	$0.71	$0.68	$0.63	$0.61
Crest Net FFO	0.01	0.02	0.01	0.01

Total FFO	$0.72	$0.70	$0.64	$0.62

Cash dividends paid per share	$0.593	$0.578	$0.563	$0.548
Diluted shares outstanding	35,072,731	34,538,007	29,804,308	26,671,473

For the nine months ended September 30,

Net income available to common stockholders	$51,667	$51,275	$41,851	$30,842
Depreciation and amortization	24,650	23,003	21,517	20,406
Gain on sales	(3,824)	(5,484)	(8,921)	(1,831)

FFO	$72,493	$68,794	$54,447	$49,417

Total FFO per diluted share	$2.07	$2.04	$1.92	$1.85

FFO components, per diluted share:
FFO before Crest Net’s contribution	$2.06	$1.99	$1.87	$1.84
Crest Net FFO	0.01	0.06	0.06	0.01

Total FFO	$2.07	$2.04	$1.92	$1.85

Cash dividends paid per share	$1.766	$1.721	$1.676	$1.631
Diluted shares outstanding	35,046,352	33,671,335	28,303,628	26,736,160

CONSOLIDATED BALANCE SHEETS

As of September 30, 2003 and December 31, 2002

(dollars in thousands, except per share amounts)

	2003	2002
ASSETS
Real estate, at cost:
Land	$494,872	$467,488
Buildings and improvements	854,605	818,412
	1,349,477	1,285,900

Less accumulated depreciation and amortization	(265,399)	(254,250)

Net real estate held for investment	1,084,078	1,031,650
Real estate held for sale, net	37,611	6,528
Net real estate	1,121,689	1,038,178
Cash and cash equivalents	5,709	8,921
Accounts receivable	3,384	4,408
Goodwill, net	17,206	17,206
Other assets	13,056	11,517

Total assets	$1,161,044	$1,080,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Distributions payable	$6,961	$6,801
Accounts payable and accrued expenses	8,423	5,047
Other liabilities	6,259	6,227
Line of credit payable	95,300	109,700
Notes payable	330,000	230,000

Total liabilities	446,943	357,775

Stockholders’ equity:
Preferred stock and paid in capital, par value $1.00 per share, 20,000,000 shares authorized, 4,125,700 shares issued and outstanding	99,368	99,368
Common stock and paid in capital, par value $1.00 per share, 100,000,000 shares authorized, 35,024,327 and 34,874,827 shares issued and outstanding in 2003 and 2002, respectively	857,770	855,818
Distributions in excess of net income	(243,037)	(232,731)

Total stockholders’ equity	714,101	722,455

Total liabilities and stockholders’ equity	$1,161,044	$1,080,230

The following table sets forth certain information regarding our properties classified according to the business of the respective tenants, expressed as a percentage of our total rental revenue:

	Percentage of Rental Revenue (1)
	For the Quarter Ended	For the Years Ended
Industry (28)	Sept. 30, 2003	Dec 31, 2002	Dec 31, 2001	Dec 31, 2000	Dec 31, 1999	Dec 31, 1998		Dec 31, 1997	Dec 31, 1996

Apparel Stores	2.1%	2.3%	2.4%	2.4%	3.8%	4.1%		0.7%	—%
Automotive Collision Services	0.3	—	—	—	—	—		—	—
Automotive Parts	4.3	4.9	5.7	6.0	6.3	6.1		7.3	8.4
Automotive Service	8.5	7.0	5.7	5.8	6.6	7.5		6.4	4.8
Automotive Tire Services	2.5	2.7	2.6	2.3	2.3	1.7		1.8	2.1
Book Stores	0.4	0.4	0.4	0.5	0.5	0.6		0.5	—
Business Services	0.1	0.1	0.1	0.1	0.1		*	—	—
Child Care	18.6	20.8	23.9	24.7	25.3	29.2		35.9	42.0
Consumer Electronics	3.1	3.3	4.0	4.9	4.4	5.4		6.5	0.9
Convenience Stores	13.3	9.1	8.4	8.4	7.2	6.1		5.5	4.6
Craft & Novelty	0.5	0.4	0.4	0.4	0.4		*	—	—
Drug Stores	0.2	0.2	0.2	0.2	0.2	0.1		—	—
Entertainment	2.6	2.3	1.8	2.0	1.2	—		—	—
Equipment Rental Services	0.3	—	—	—	—	—		—	—
General Merchandise	0.5	0.5	0.6	0.6	0.6		*	—	—
Grocery Stores	0.2	0.5	0.6	0.6	0.5		*	—	—
Health & Fitness	3.6	3.8	3.6	2.4	0.6	0.1		—	—
Home Furnishings	4.9	5.4	6.0	5.8	6.5	7.8		5.6	4.4
Home Improvement	1.0	1.2	1.3	2.0	3.6		*	—	—
Office Supplies	1.9	2.1	2.2	2.3	2.6	3.0		1.7	—
Pet Supplies & Services	1.6	1.7	1.6	1.5	1.1	0.6		0.2	—
Private Education	1.2	1.3	1.5	1.4	1.2	0.9		—	—
Restaurants	11.9	13.5	12.2	12.3	13.3	16.2		19.8	24.4
Shoe Stores	0.9	0.8	0.7	0.8	1.1	0.8		0.2	—
Sporting Goods	3.8	4.1	0.9	—	—	—		—	—
Theaters	4.1	3.9	4.3	2.7	0.6	—		—	—
Travel Plazas	0.4	—	—	—	—	—		—	—
Video Rental	3.3	3.3	3.7	3.9	4.3	3.8		0.6	—
Other	3.9	4.4	5.2	6.0	5.7	6.0		7.3	8.4

Totals	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		100.0%	100.0%

* Less than 0.1%

(1)     Includes rental revenue for all properties owned by Realty Income at the end of each period presented (including revenue from properties reclassified to discontinued operations) and excludes properties owned by our subsidiary,
Crest Net.

The following table sets forth certain information regarding the timing of the initial lease term expirations (excluding extension options) on our 1,236 net leased, single-tenant retail properties as of September 30, 2003
(dollars in thousands):

Year	Number of Leases Expiring(1)	Rental Revenue for the Quarter Ended Sept. 30, 2003(2)	Percentage of Rental Revenue
2003	43	$862	2.4%
2004	127	2,660	7.5
2005	75	1,384	3.9
2006	91	2,076	5.8
2007	120	2,135	6.0
2008	85	1,846	5.2
2009	33	759	2.1
2010	37	836	2.3
2011	36	1,315	3.7
2012	49	1,514	4.2
2013	72	3,253	9.1
2014	37	1,656	4.6
2015	39	1,054	3.0
2016	14	385	1.1
2017	21	1,361	3.8
2018	19	521	1.5
2019	50	2,276	6.4
2020	10	916	2.6
2021	95	3,617	10.2
2022	96	2,438	6.9
2023	73	1,624	4.6
2024	2	97	0.3
2026	2	93	0.3
2028	2	26	0.1
2033	3	324	0.9
2034	2	208	0.6
2037	3	335	0.9
Totals	1,236	$35,571	100.0%

(1)           Excludes properties owned by our subsidiary, Crest Net. The lease expirations for properties under construction are based on the estimated date of completion of those properties.

(2)           Includes rental revenue of $251 from properties reclassified to discontinued operations and excludes revenue of $1,469 from four multi-tenant properties, revenue of $55 from 14 vacant and unleased properties at September 30, 2003 and revenue of $211 from properties owned by our subsidiary, Crest Net.

The following table sets forth certain state-by-state information regarding Realty Income’s property portfolio as of September 30, 2003 (dollars in thousands):

State	Number of Properties(1)	Percent Leased	Approximate Leasable Square Feet(1)	Rental Revenue for the Quarter Ended Sept. 30, 2003(2)	Percentage of Rental Revenue
Alabama	14	100%	137,600	$346	0.9%
Alaska	2	100	128,500	251	0.7
Arizona	35	94	240,700	960	2.6
Arkansas	8	100	48,800	238	0.6
California	62	100	1,062,000	3,686	9.9
Colorado	44	100	300,700	1,037	2.8
Connecticut	16	100	245,600	924	2.5
Delaware	16	100	29,100	338	0.9
Florida	90	99	1,258,500	3,778	10.2
Georgia	70	100	539,900	1,796	4.8
Idaho	11	100	52,000	189	0.5
Illinois	38	100	301,200	1,073	2.9
Indiana	27	100	150,100	540	1.4
Iowa	10	100	67,600	176	0.5
Kansas	21	100	190,000	559	1.5
Kentucky	13	100	43,600	285	0.8
Louisiana	7	100	47,100	189	0.5
Maryland	19	100	156,600	866	2.3
Massachusetts	32	100	143,400	761	2.1
Michigan	13	100	81,600	295	0.8
Minnesota	20	90	224,700	499	1.3
Mississippi	21	95	174,000	417	1.1
Missouri	33	100	217,900	711	1.9
Montana	2	100	30,000	74	0.2
Nebraska	10	100	91,200	295	0.8
Nevada	10	100	100,700	408	1.1
New Hampshire	6	100	23,900	149	0.4
New Jersey	23	100	110,800	988	2.7
New Mexico	5	100	46,000	87	0.2
New York	24	100	265,600	1,394	3.7
North Carolina	39	100	207,200	1,035	2.8
North Dakota	1	100	22,000	16	*
Ohio	70	99	451,500	1,728	4.7
Oklahoma	17	100	94,300	354	1.0
Oregon	20	100	272,700	491	1.3
Pennsylvania	51	100	291,800	1,488	4.0
Rhode Island	1	100	3,500	29	0.1
South Carolina	46	98	136,900	956	2.6
South Dakota	1	100	6,500	24	0.1
Tennessee	35	100	253,100	893	2.4
Texas	151	99	1,394,300	3,580	9.7
Utah	7	86	43,300	103	0.3
Vermont	1	100	2,500	22	0.1
Virginia	51	100	369,600	1,879	5.1
Washington	39	97	256,900	730	2.0
West Virginia	2	100	16,800	40	0.1
Wisconsin	16	88	162,300	350	0.9
Wyoming	4	100	20,100	68	0.2
Totals/Average	1,254	99%	10,514,700	$37,095	100.0%

* Less than 0.1%

(1)           Excludes properties owned by our subsidiary, Crest Net.

(2)           Includes rental revenue for all properties owned by Realty Income at September 30, 2003 (including revenue from properties reclassified to discontinued operations of $251) and excludes revenue of $211 from properties owned by Crest Net.